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                                                                   EXHIBIT 10.22

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT



     This Second Amendment to Employment Agreement (the "Amendment") is made and entered into as of August 28, 1998, by and between Interactive Flight Technologies, Inc., a Delaware corporation (the "Company"), and Thomas Metzler (the "Executive"), with reference to the following facts:

     A. The Company and Executive are parties to that certain Employment Agreement dated as of November 18, 1996 (the "Employment Agreement").

     B. The parties wish to amend the Employment Agreement as set forth herein.

     NOW THEREFORE, based on the mutual covenants contained herein, the parties agree as follows:

          6.2.3 Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined by KPMG Peat Marwick, LLP that any payment by the Company to or for the benefit of the Executive (whether paid or payable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6.2.3) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall, at the same time that the payment giving rise to the excise tax is made, receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 6.2.3, if it shall be determined by KPMG Peat Marwick, LLP that the Executive is entitled to a Gross-Up Payment, but that imposition of the Excise Tax could be eliminated by reducing an amount of a cash Payment otherwise due to the Executive by an amount equal to $40,000 or less, the Executive's cash Payments shall be so reduced by the least amount necessary to eliminate the Excise Tax.

          6.8 GRANTOR TRUST. The Company shall establish a grantor trust to assist it in meeting its obligations hereunder.




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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

INTERACTIVE FLIGHT TECHNOLOGIES, INC.             EXECUTIVE

/s/ Michail Itkis                                 /s/ Thomas Metzler
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name: Michail Itkis                               Thomas Metzler
title: Chief Executive Officer